Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
PXRE Group Ltd.:

We consent to the use of our reports dated March 16, 2007, with respect to the consolidated financial statements and related financial statement schedules of PXRE Group Ltd. and subsidiaries as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006 incorporated by reference herein, and to the reference to our firm under the heading “Experts” herein.

/s/ KPMG LLP

New York, New York
May 2, 2007